As filed with the Securities and Exchange Commission on February 12, 2018

Registration No. 333-195068

Registration No. 333-196815

Registration No. 333-207252

Registration No. 333-215225

Registration No. 333-221388

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S–8 Registration Statement No. 333-195068

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-196815

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-207252

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-215225

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-221388

UNDER

THE SECURITIES ACT OF 1933

IGNYTA, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-3174872
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 DNA Way, Bldg. 82—MS24,

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

IGNYTA, INC. AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

IGNYTA, INC. EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

IGNYTA, INC. 2014 INCENTIVE AWARD PLAN

IGNYTA, INC. 2015 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

IGNYTA, INC. 2017 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

(Full titles of the plans)

Bruce Resnick

Roche Holdings, Inc.

1 DNA Way, Bldg. 82—MS24,

South San Francisco, CA 94080

Telephone: (650) 225-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sharon R. Flanagan

Jennifer F. Fitchen

Sidley Austin LLP

555 California Street

San Francisco, California 94104

Telephone: (415) 772-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Ignyta, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

•	Registration No. 333-195068, which was previously filed with the SEC on April 4, 2014, as amended by Post-Effective Amendment No. 1 filed with the SEC on June 16, 2014, registering 1,643,488 shares of Common Stock under the Ignyta, Inc. Amended and Restated 2011 Stock Incentive Plan, and 1,000,000 shares of Common Stock under the Ignyta, Inc. Employment Inducement Incentive Award Plan;

•	Registration No. 333-196815, which was previously filed with the SEC on June 16, 2014, registering 4,643,488 shares of Common Stock under the Ignyta, Inc. 2014 Incentive Award Plan;

•	Registration No. 333-207252, which was previously filed with the SEC on October 2, 2015, registering 2,000,000 shares of Common Stock under the Ignyta, Inc. 2015 Employment Inducement Incentive Award Plan;

•	Registration No. 333-215225, which was previously filed with the SEC on December 21, 2016, registering 3,000,000 shares of Common Stock under the Ignyta, Inc. 2014 Incentive Award Plan; and

•	Registration No. 333-221388, which was previously filed with the SEC on November 7, 2017, registering 1,000,000 shares of Common Stock under the Ignyta, Inc. 2017 Employment Inducement Incentive Award Plan.

On December 21, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Roche Holdings, Inc., a Delaware corporation (“Parent”), and Abingdon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). On February 8, 2018, pursuant to the Merger Agreement, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. The Company, by filing these post-effective amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 12th day of February, 2018. No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

IGNYTA, INC.

By:	/s/ Bruce Resnick
Bruce Resnick
Vice President

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